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EXHIBIT 4.1

                          Petsec Energy Ltd letterhead

[Name of Executive
Address of Executive]

Dear [ ]

APPOINTMENT AS [EXECUTIVE POSITION]

We confirm your appointment as [executive position] of Petsec Energy Ltd ("Company").

This letter sets out the terms and conditions of your employment as [executive positon].

LOCATION AND REPORTING

This position is located at the Company's offices at in Sydney. You will report directly to the [Board/Managing Director] in your role.

TERM OF APPOINTMENT

Your appointment is for an indefinite term, and is subject to the termination provisions set out below.

FEES/REMUNERATION

[Insert remuneration details]

These arrangements will be reviewed annually by the Board. Any change in remuneration will be at the Board's discretion.

Fees/salary will be paid monthly in arrears.

Please note that the Company is required to disclose your remuneration in accordance with the Corporations Act 2001 (Cth) and the ASX Listing Rules.

OPTIONS

You are entitled to participate in the PEL option scheme. The Company reserves the right to amend this scheme from time to time.

EXPENSES

You will be entitled to reimbursement by the Company for all reasonable business-related expenses in accordance with the relevant Company policies. These expenses will be approved by the Chairman of the Audit Committee.

ROLE AND RESPONSIBILITIES

The current Position Description for your role is attached. This sets out the main objectives of the position as well as the specific functions, accountabilities and responsibilities of the position. You will perform your roles and responsibilities, in a proper and efficient way, and to the best of your abilities. Please note that you will be required to sign-off to the Board on the Company's accounts and the preparation of those accounts in accordance with best practice corporate governance and any legal requirements.

Delegations of authority to the [      ]'s position are set out in the Company's
Limits of Authority Policy.

The Company reserves the right to amend the Position Description and Limits of Authority Policy from time to time in order to align the requirements of the position with the goals and plans of the Company.

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Given the seniority and responsibilities of your position as [     ] you will be
considered an "officer" of the Company as defined in the Corporations Act. Broadly speaking, there are several fundamental duties that apply to officers and these are enshrined in the Corporations Act in the following sections:

-     A duty to act with due care and diligence - s.180;

-     A duty to act in good faith - s.181;

-     A duty not to gain an advantage by improper use of their position - s.
      182; and

-     A duty not to misuse information - s.183.

-     A duty to prevent insolvent trading - s.588G

You should familiarise yourself with these provisions of the Act.

LEAVE

[Insert leave entitlements].

COMPANY POLICIES

You will be required to comply with the Company's Constitution and policies as approved or amended from time to time. The policies include:

-     Human Resources

-     Limits of Authority

-     Code of Ethics and Corporate Conduct

-     Share trading

Full details of the Company's policies are available in the Internal Control Policies Manual.

PERFORMANCE REVIEWS

You will be required to participate in periodic reviews of your performance. Performance will be measured against agreed key results areas and criteria.

TERMINATION

Either party may terminate this Agreement by giving [six month's] written notice to the other. The Company may elect to pay [six month's fees/salary] in lieu of notice.

Please note that the Company may, at any time, disclose these provisions relating to any termination payment that you are entitled to receive to comply with best practice corporate governance practices or the law.

The Company may immediately by written notice to you, terminate this Agreement in the following circumstances:

-     You commit fraud; or

- You become a declared bankrupt or make an arrangement or composition with creditors; or

-     You breach this Agreement in any material way; or

-     In the reasonable opinion of the Board you:

      - Are unable to perform the duties of your office or your performance of your duties as outlined in the Position Description is unacceptable in any material respect(s); or

      -     Are convicted of an offence that brings the Company into disrepute
            or is incompatible with your position as [       ]; or

Should any of these circumstances occur the Company will not be liable to pay you any remuneration past the last day of your employment.

At the conclusion of your employment you must promptly return all Company property to the Company together with all Company information that is confidential.

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INDEMNITY AND INSURANCE ARRANGEMENTS

Clause 79 of the Company's Constitution allows the company to provide directors' and officers' insurance for the benefit of the directors and officers. A copy of the current Directors' & Officers' Insurance Policy is enclosed.

Subject to Board approval of the terms, you are entitled to elect to require the Company to enter a Deed of Indemnity and Access, pursuant to which the Company commits to provide you certain indemnities and insurance and access to documents.

CONFIDENTIALITY AND RIGHTS OF ACCESS TO CORPORATE INFORMATION

You will be privy to market-sensitive and confidential information regarding the Company. You are required to:

      1.    keep that information confidential;

      2.    not disclose that information unless authorised or legally mandated;
            and

      3.    not use such information for an improper purpose.

INTELLECTUAL PROPERTY

All copyright and intellectual property in software, documents, ideas and materials prepared or created by you in the course of your employment belong to the Company. If required, you agree to do all things necessary to formally assign such copyright and intellectual property to the Company.

RESTRAINT

In order to protect the Company's interests, you agree that you must not for a period of [insert reasonable period, for example, 12 months] after termination of this Agreement for any reason:

- within [insert reasonable geographical limits] perform work of a similar nature and scope to that contained in the Agreement, for [state competitors by name or type], whether as a director, employee, agent, contractor, consultant or otherwise, or

- entice away or endeavour to entice away, any employee, contractor, client or customer of the Company.

GENERAL MATTERS

This letter contains the entire Agreement between us relating to your employment with the Company.

This letter is to be governed by the laws in force in New South Wales and the parties submit to the non-exclusive jurisdiction of that State.

If you have any questions, please do not hesitate to contact me. If you agree with these terms and conditions please sign and return the duplicate of this letter to me as soon as possible.

Yours sincerely,

____________________________
Chairman - Nomination & Remuneration Committee

I agree to the terms and conditions in this letter:

_____________________________
Signed

Dated:

Attachments:
-     Position Description -

-     D&O Insurance Policy